THIS AGREEMENT made the  24th day of February, 2010

BETWEEN:

PLAY LA INC., with registered offices at Mossak Fonseca & Co.
Akara Building,  PO Box 3136, 24 de Castro Street, Wickhams Cay 1, Road Town, Tortola, BVI

(hereinafter referred to as the “Purchaser”)

OF THE FIRST PART

AND:

CHONGSTER LTD.,, with an address of Flat 8, 12 The Waldrons, Croydon, Surrey, UK CR0 4HB;

(hereinafter referred to as the “Vendor”)

OF THE SECOND PART

AND:

JONATHAN CHONG, businessman, with an address of Flat 8,
12 The Waldrons, Croydon, Surrey, UK CR0 4HB

(hereinafter referred to as the “Shareholder”)

OF THE THIRD PART

WHEREAS:

A.

The Vendor carries on a web business, utilizing a web site known as www.Arsenal-Mania.com, related content, domain and subscriber list of approximately 40,000 members (the “Website”) together with the Assets as defined in 1.1 (e) hereof ( hereinafter collectively referred to as the “Arsenal Mania Undertaking);

B.

The Vendor has agreed to sell and the Purchaser has agreed to buy the Arsenal Mania Undertaking; and,

C.

The Shareholder is the sole owner of the Vendor.

IT IS AGREED:

1.

DEFINITIONS

1.1

In this Agreement, the following terms shall have the meanings set out hereafter, unless the context otherwise requires:

(a)

“1&1” .is 1&1 Internet Limited, a company having an office at Aquasulis House, 10-14 Bath Road, Slough, SL1 3SA, UK

(b)

“Agreed Form” means a format agreed by all of the parties prior to Closing

(c)

“Arsenal FC” means Arsenal Football Club, whose address is Highbury House, 75 Drayton Park, London, N5 1BU

(d)

“Arsenal FC’s Intellectual Property Rights” means Intellectual Property Rights owned by Arsenal FC

(e)

“AMU” means Arsenal Mania Undertaking

(f)

“Assets” means all assets owned by the Vendor and used in relation to AMU as defined herein below, including but not limited to those enumerated in Section 2.1 as well as the Doman Name, Intellectual Property associated with AMU, the Vendor’s interest in the Trade Name, all customer lists and records, all transferrable agreements, contracts, licenses, patents and trademarks related to the business including without limiting the generality of the foregoing URL’s, all associated source codes, manuals, and passwords, software copies and licences, customized development code and programming that has been applied to the open source (other than those owned by third parties not associated or related to the Vendor or the Shareholder, or open source) currently utilised in the operation of the Website; all existing content and the content management system for the  Website in a form that allows multi-language inputs; the traffic measurement system (and all historical reports) that reports in a manner that is useful to foreign language editors in four languages; mailing lists of all users and subscribers and all available user records of all kinds, full contact information for all current writers to the Website and introductions to them, all revenue streams, strategic partnerships, and accounts receivable accruing from the date of closing, plus all cash received by the Vendor that accrues to the post-closing period; all prepaid expenses related to the operation of the Website; and all equipment or leasehold interest therein, now utilized in the operation of the Website, but not including the Excluded Assets.

(g)

“Basic Purchase Price” means the sum of 180,000 pounds sterling.

(h)

“Closing” means the completion of the transaction of purchase and sale of the Assets herein provided for.

(i)

“Closing Time” means the date on which Closing takes place, being such time and date, as the parties may agree, but which will not be more than ten business days from the date of this Agreement.

(j)

“Domain Names” means www.arsenal-mania.com and www.arsenal-mania.co.uk

(k)

 “Domain Registrar” means Namecheap.com.

(l)

“Equipment Lease Agreements” means any lease agreement relating to chattels used in the operation of the AMU, details of which are set out in Schedule “2”.

(m)

“Excluded Assets” means;

i)

the Shareholder’s personal computer and computer equipment, if not used in connection with the AMU;

ii)

any assets used in respect of other parts of the Vendor’s businesses which are wholly unconnected with the AMU;

iii)

Arsenal FC’s Intellectual Property Rights; and

iv)

any equipment owned by “1&1” if wholly unconnected to AMU.

(n)

“Hosting Lease Agreement” means the contractual arrangements with 1&1 relating to the hosting of the Website on a managed server as evidenced by the invoice in Schedule 3, and on the terms appearing on 1&1’s website, and which the parties understand may be cancelled on thirty days notice.

(o)

“Intellectual Property Rights” means any property or rights in respect of;  patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, trade names and Domain Names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

(p)

“Net Operating Profits” means all revenue actually produced from the Website during any calendar year less Operating Costs.

(q)

“Operating Costs” means all amounts paid or payable during the calendar year for any costs or services to maintain, write, moderate or administer the Website, attributable to the Website together with all applicable amounts paid or payable during the year, and attributable to AMU for directing development, or marketing, advertising or hosting costs, and which expressly does not include “Indirect Costs”.

(r)

“Indirect Costs” means any costs incurred by the Purchaser in preparation of annual financial statements, SEC filing costs and costs of maintaining the Purchaser as a publicly traded entity;

(s)

“Trade Name” means the trade name “Arsenal Mania” or any variation thereof and all of the Vendor’s interest in all goodwill associated with such name, including all telephone exchange numbers and exclusive right of the Purchaser to represent itself as carrying on such business in continuation of and in succession to the Vendor.

1.2

Clause and schedule headings do not affect the interpretation of this Agreement.

1.3

Words in the singular include the plural and in the plural include the singular.

1.4

A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.5

Writing or written includes faxes but not e-mail.

1.6

Schedules include terms of this Agreement and are incorporated into this Agreement accordingly.

1.7

References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

2.

PURCHASE OF ARSENAL MANIA UNDERTAKING

2.1

The Vendor hereby sells and assigns to the Purchaser and the Purchaser hereby purchases from the Vendor the AMU as and from the close of business on the Closing Time for a purchase price equal to not less than the Basic Purchase Price, and as calculated in accordance with clause 4 below (the “Actual Purchase Price”), the Actual Purchase Price will be allocated as follows:

1.

Domain Names

10%

 2.

Website articles and statistics

20%

 3.

 Website forum and subscriber base

30%

4.

 Existing commercial agreements,

0%

including the Hosting Lease Agreement

5.

Goodwill

40%

2.2

At Closing, the Vendor and Shareholder shall ensure that the Vendor delivers or causes to be delivered the documents and evidence set out in part 1 of Schedule 1.

2.3

At Closing the Purchaser shall pay the Vendor the first instalment of the Actual Purchase Price in Clause 4 and enter into the escrow agreement in the form attached as Schedule 4.

.3.

LIABILITIES ASSUMED BY THE PURCHASER

3.1

The Purchaser will not, in consequence of or incidental to the transactions herein provided for, assume any liabilities or contractual commitments of the Vendor or the Shareholder except as otherwise specifically provided herein.

4.

PAYMENT OF PURCHASE PRICE

4.1

Subject to 4.4 of this Agreement, the Actual Purchase Price shall comprise of and be paid as follows:

4.1.1

Shares in the capital stock of the Purchaser, to the value of £45,000 pounds sterling, with the price per share to be set at close of market trading on February 22, 2010,  will be issued directly to the Vendor;  plus

4.1.2

30 days after the Closing Time £20,000 pounds sterling by direct wire transfer to the Vendor; plus

4.1.3

60 days after the Closing Time, £20,000 pounds sterling by direct wire transfer to the Vendor; plus

4.1.4

90 days after the Closing Time, £20,000 pounds sterling by direct wire transfer to the Vendor; plus

4.1.5

£50,000 pounds sterling or 25% of the Website’s Net Operating Profits for the 1st year period following the Closing Time, whichever is greater, within 45 days of the first anniversary of the Closing Time, by direct wire transfer to the Vendor; provided that if the Vendor or Shareholder  and the Purchaser agree that the Purchaser will pay to the Vendor £50,000 before the end of the first anniversary, then £50,000 shall be the total amount payable at this time and the Vendor shall not be entitled to the aforesaid 25% of the Website’s Net Operating Profits; plus

4.1.6

£25,000 pounds sterling or 15% of the Website’s Net Operating Profits for the 2nd year period following the Closing Time, whichever is greater, within 45 days of the second anniversary of the Closing Time, by direct wire transfer to the Vendor; provided that if the Vendor or Shareholder and the Purchaser agree that the Purchaser will pay to the Vendor £25,000 before the second anniversary, then £25,000 shall be the total amount payable at this time and the Vendor shall not be entitled to the aforesaid 15% of the Website’s Net Operating Profits;.

Payment of the balance of the purchase price as contemplated by 4.1.2, 4.1.3, 4.1.4, 4.1.5 and 4.1.6 will be secured by an escrow agreement (the “Escrow Agreement”) executed contemporaneously with this agreement and such Escrow Agreement shall be in the form attached hereto as Schedule “4”.

4.1.7

The parties agree that this Agreement shall not be in default until 14 days after any aforesaid payment date has elapsed and that only then may the Vendor give the Purchaser written notice (the “Notice”) of default and after receiving the Notice the Purchaser shall have 14 days to cure such default.  If the Purchaser fails to cure the default within 14 days of receiving the Notice then the Vendor may exercise any rights it may have under the Escrow Agreement.

4.2

Without prejudice to any other rights of the Vendor and Shareholder, as set out in this agreement, if the Purchaser fails to make any payments on the dates prescribed in clause 4.1, the Vendor shall be entitled to interest on late payments at the rate of 4 % above the Bank of England Base Lending Rate per annum, with such rate calculated daily.

4.3

Provided the Purchaser has not availed itself of its prepayment option the Purchaser will provide the Vendor and Shareholder with a statement of the Net Operating Profits for the first and second year following the Closing Time within 45 days of those respective anniversaries and shall include with it a certificate from the Purchaser’s auditors that the Net Operating Profits have been calculated using generally accepted accounting principles and in accordance with this Agreement. The Purchaser will allow the Vendor and Shareholder, or an accountant of the Vendor and Shareholder’s choosing full and unrestricted access to the Website accounts of the Purchaser for the purposes of verifying the accuracy of the Net Operating Profits provided that the costs of such action will be borne solely by the Vendor and Shareholder.

4.4    The parties agree that if Arsenal FC takes any action against the Purchaser after the Closing the Purchaser may expense any costs  up to £10,000 it incurs in respect of answering or defending such claims as an Operating Cost.  The parties further agree that should Arsenal FC make any claim or take any action against the Purchaser, the Purchaser may suspend any and all payments it still owes under 4.1 until it is able to ascertain the total costs and when such are ascertained the parties agree that these costs are to be born equally between the Vendor and Purchaser and the Purchaser may deduct the Vendor’s share from any future payment to the Vendor.  If the Vendor has already been paid the Vender and the Purchaser agree to reimburse the Purchaser within 30 days of demand.

5

REPRESENTATIONS OF VENDOR AND THE SHAREHOLDER

5.1

 The Vendor and the Shareholder represent and warrant to the Purchaser as warranties that are to continue and to survive the Closing, the accuracy and fulfilment of which are conditions of the obligation of the Purchaser to undertake the purchase, severally waivable unilaterally by the Purchaser at its election, that:

5.1.1

The Vendor and the Shareholder have and will at all material times have the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby.

5.1.2

The completion of the transactions contemplated hereby will not constitute a breach by the Vendor or the Shareholder of any statute or of any contract, agreement or Court order to which it is a party by which it is bound, and will not result in the creation of any lien, encumbrance or other charge on any of the AMU or permit any other person to terminate any agreement for the sale to or purchase from the Vendor or the Shareholder of any of the AMU.

5.1.3

The Vendor will at the Closing Time have good and marketable title to the AMU free and clear of all liens, mortgages, encumbrances, equities, impediments to title or claims of every kind and nature whatsoever.

5.1.4

No certification of any bargaining agent is outstanding or so far as the Vendor and the Shareholder are aware applied for with respect to any employee of the AMU of the Vendor is not now and at the Closing Time will not be a party to any collective bargaining agreement or other agreement with a trade union by which the Purchaser will be bound by virtue of the purchase of the AMU and the assumption by the Purchaser of the Vendor’s business.

5.1.5

 The Vendor and the Shareholder has not nor will it have at the Closing Time any indebtedness to any person, firm or corporation or government body or agency which might by operation of law or otherwise now or hereafter constitute a lien, charge or encumbrance on any of the AMU.

5.1.6

The Vendor and the Shareholder at the Closing Time will not be party to or threatened with any litigation or other proceeding involving the right to title or possession of any of the AMU and no claim has been made or threatened against the Vendor or the Shareholder regarding its right to use or sell any of the AMU.

5.1.7

The Vendor and the Shareholder shall deliver to the Purchaser all Intellectual Property Rights in the Website and for the avoidance of doubt this does not to include any of Arsenal FC’s Intellectual Property Rights and content and all indexed pages now contained in, archived in, or attached to the Website, insofar as the Vendor or Shareholder hold any such rights and copyrights.

5.1.8

The Vendor and the Shareholder confirms, and the Purchaser acknowledges that the AMU being sold to the Purchaser is not all or substantially all of the assets owned by the Vendor.

5.1.9

The Vendor and Shareholder have no employees who undertake any work in respect of AMU.

6.

BOOKS AND RECORDS

6.1

Vendor warrants that factual information provided to the Purchaser in all email correspondence from October 7, 2009 to the date of closing is materially correct, and that the financial information on entitled “Arsenal  Mania” is correct within 1% of actual revenues and expenses.

7.

MATERIAL CHANGE

7.1

Since October 7, 2009, there has not been any material change in the financial condition of AMU, its liabilities or the assets, other than changes in the ordinary course of business, none of which has been materially adverse, nor has there been any material increase in compensation payable or to become payable to any supplier or independent contractor with whom the Vendor or the Shareholder is or has been engaged.

8.

LITIGATION

8.1

There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor or the Shareholder, threatened against or relating to the Vendor’s business or any of the Assets, nor does the Vendor or the Shareholder know of any reasonable basis for any such action, proceeding or inquiry.

9.

CONFORMITY WITH LAWS

9.1

All governmental licences and permits required for the conduct in the ordinary course of the operations of the Vendor’s business and the uses to which the Assets have been put, have been obtained and are in good standing and such conduct and uses are not in breach of any order, decree, statute, by-law, regulation, covenant, restriction, plan or permit.

10.

MATERIAL CONTRACTS

10.1

There are no material contracts in place which involve an obligation to pay in the aggregate more than five hundred pounds Sterling monthly or of a duration greater than one year, except as specifically noted herein.

11.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

11.1

The Purchaser represents and warrants to the Vendor as warranties that are to continue and to survive the Closing of this transaction, the accuracy and fulfillment of which are conditions of the obligations of the Vendor to undertake the sale, severally waivable unilaterally by the Vendor at its election that:

11.1.1

The Purchaser is and at all material times will be a Corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and at the Closing Time will have, the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, all of which have been duly and validly authorized by all necessary corporate proceedings;

11.1.2

The completion of the transactions contemplated hereby will not constitute a breach by the Purchaser of any statute, bylaw or regulation of its Memorandum or Articles; and

11.1.3

The Shares in the Purchaser which comprise part of the Actual Purchase Price will be transferred to the Vendor free and clear of all encumbrances.

12.

CONDITIONS TO CLOSING

12.1

The obligation of the Purchaser to complete the transactions hereby contemplated at the Closing is subject to the fulfillment at or prior to the Closing Time of each of the following conditions:

12.1.1

The representation and warranties of the Vendor contained herein and in the Schedules hereto and in any certificate, list or other instrument delivered pursuant to the provisions hereof or otherwise in connection with the transactions contemplated hereby, shall be true at and as of the Closing Time with the same effect as if those such representation and warranties had been made at and as of the Closing Time, and the Vendor shall have performed and complied with all their obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing Time, as the case may be; and the Purchaser shall have received a certificate or certificates of the Vendor dated the Closing Time, confirming fulfilment of the conditions specified in this Section;

12.1.2

The Vendor authorizing the transfer of ownership of the Domain Names to the Purchaser with the ICANN registry and the

Purchaser having received confirmation from ICANN registry that the Domain Names have been transferred;

12.1.3

The Vendor, & the Shareholder shall procure that each advertiser advertising on the Website is notified  that all further monies earned by the Vendor’s Arsenal Mania Undertaking business that accrue to the period subsequent to closing shall be directed to the Purchaser;

12.1.4

The Vendor has supplied the Purchaser information satisfactory to the Purchaser that all existing adverising agency agreements have been terminated or will be terminated by the Closing;

12.1.5

Upon receipt of CEO/CFO authorization from the Purchaser (after the Purchaser has filed a Form 6K with the SEC), the transfer agent for the Purchaser has issued shares from treasury, and delivered the certificate to the Purchaser.

12.2

If the conditions of this clause 12 have not been met for a period of up to ten business days after the date of this agreement, then this agreement will be frustrated and neither party will have any obligation to the other, save that they will both ensure that the parties are restored to the position that they were in prior to the date of this agreement, and in the case of the Purchaser, the Purchaser will take such steps as are necessary to ensure that any Assets transferred to the Purchaser in anticipation of closing are returned to the Vendor.

12.3

The conditions specified in Section 12.1 are for benefit of both parties and may be waived in whole or in part by them as appropriate at any time.

13.

CLOSING

13.1

Subject to fulfillment or waiver of the conditions herein, the Closing of the sale and purchase of the AMU hereunder shall take place at 1333 West Broadway, Vancouver, BC, Canada.

13.2

If by the close of business on March 10th, 2010 the conditions specified herein have not been fulfilled, the Closing of the sale and purchase of the AMU hereunder shall take place at eleven o’clock a.m. PST on the third business day subsequent to the day on which that condition is fulfilled.

13.3

The Closing of the transaction contemplated hereby will take place by way of the Exchange of counterpart agreements and a telephone conversation between the Purchaser, and the Vendor and Shareholder.

13.4

The Purchaser or the Purchaser’s Solicitors shall make the direct bank wire payments as noted in Section 4, to the Vendor, at the following bank account:

Account Holder: Jonathan Chong

Account Holders Address: Flat 8, 12 The Waldrons, Croydon, Surrey, CR0 4HB, United Kingdom

Account Number: 42811022

Bank Name: Abbey National plc

IBAN: GB84ABBY09066642811022

Swift Code: ABBYGB2L

13.5

The Vendor may in writing direct the Purchaser at Closing to pay all or a part of the amount then payable hereunder to holders of liens, charges and encumbrances on Assets to obtain the discharge of the liens, charges and encumbrances and the Purchaser will, subject to fulfillment or waiver of all conditions to Closing, make such payments but only against receipt of discharges of the liens, charges or encumbrances in form acceptable to it.

13.6

At Closing the Vendor shall execute and deliver to the Purchaser all deeds, bills of sale, transfers and assignments in form and substance acceptable to the Purchaser as the Purchaser may reasonably require and as are necessary effectively to vest good and marketable title to the AMU in the Purchaser, free and clear of all liens, charges, mortgages, encumbrances, rights or liabilities or every nature and kind whatsoever, except as provided in this Agreement; and will deliver all such other documents as may be required to be delivered to the Purchaser, and the Purchaser will make payment to the Vendor as herein provided, and will furnish such other material as may be required to be furnished by it at that time.

14.

INDEMNITIES

14.1

The Vendor and the Shareholder in consideration of ten pounds sterling paid to each (the receipt and sufficiency of which is acknowledged by each of them) will jointly and severally indemnify the Purchaser against and save it harmless in respect of each of the following:

14.1.1

any loss or damage to the Purchaser or any damage to or diminution in the value of the AMU whose value is more than £1,000 pounds sterling, which would not have occurred: (a) if all of the representations and warranties of the Vendor and the Shareholder set forth herein or in any schedule, certificate, list or other instrument delivered by or on behalf of the Vendor in connection herewith, whether made as of the date hereof or as of the Closing Time or otherwise, had been accurate or complete, or (b) if the Vendor and the Shareholder had complied fully with and observed all covenants and agreements on the part of the Vendor and the Shareholder contained herein;

14.1.2

all actions, suits, judgments, costs and expenses incident to any of the foregoing; and

14.1.3

the liability of the Vendor and the Shareholder shall be limited to £180,000 pounds sterling.

15.

NO COPIES

15.1

Unless specifically authorized by the Purchaser, the Vendor and the Shareholder will not retain any copies of the Website after the Closing time and will relinquish all rights and interests in Website and source code at Closing.  Further, the Vendor warrants that all passwords and other access rights will be transferred, and that there are no ‘back-door’ access routes into the Website or their related administrative programmes.

16.

TRANSITION

16.1

The Vendor agrees that for the period of six months after closing it will make available to the Purchaser the services of Jonathan Chong at no cost.  The Vendor acknowledges and agrees that the provision of the services to the Purchaser of Jonathan Chong is an integral and fundamental part of this purchase and sale as it will be required if the AMU is to be successfully transferred from the Vendor to the Purchaser.

17.

RESTRICTIONS ON ARSENAL MANIA UNDERTAKING

17.1

The Vendor and the Shareholder each acknowledges that the goodwill of the AMU of the Vendor is an integral component of the Assets, for which the Purchaser is paying valuable consideration. In consideration therefor:

17.1.1

The Vendor and the Shareholder shall not at any time prior to Closing Time or thereafter, howsoever occasioned, disclose any of the private affairs or any secrets of or any information relating to the AMU or acquired after Closing Time and related to the business of the Purchaser, to any unauthorized person;

.17.1.2

The Vendor and Shareholder will not prior to the Closing Time or thereafter howsoever occasioned, directly or indirectly disclose to any person, firm or corporation, the name, address or requirements of any customer of the Vendor at any time prior to the Closing Time and will not divulge any other information relating to any such customer that he has or shall have acquired prior to the Closing Time or thereafter, unless instructed to do so by the Purchaser;

17.1.3

Except as the Purchaser may otherwise agree to in writing, each of the Vendor and the Shareholder shall not at any time for a period of twelve months after Closing plus any additional time during which the Vendor or Shareholder is providing services to the Purchase or the Purchaser’s service company On A Roll Media Inc. under consulting or service agreement and for a further period of one year after such consulting or service agreement has ended, for any reason, either individually or in partnership or joint venture or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder, consultant or in any other manner whatsoever carry on or be engaged in or concerned with or interested in any business or undertaking competitive with the AMU  and or other football club websites, football, or UK sports based websites

17.1.4

The Vendor and the Shareholder shall not at any time within a period of Twelve months from the Closing Time for his own account or for any other person, firm or company, interfere with or endeavour to entice away from the Purchaser or any subsidiary or parent of the Purchaser any person who at any time prior to the Closing Time or thereafter was an employee, writer or subcontractor of the Vendor, the Purchaser or any subsidiary or parent of the Purchaser.

18.

GENERAL

18.1

Each party will at all times hereafter (and at its own expense) execute and deliver all such documents as may reasonably be required and do all such further acts and things as may be required to give effect to its obligations and the rights of the other parties arising under the Agreement.

18.2

This Agreement is to be interpreted and the obligations of the parties hereunder are to be determined in accordance with the laws prevailing in the United Kingdom.

18.3

Any notice required or permitted to be given hereunder shall be in writing or be facsimile transmitted by scanned email, telegram or telecopier, and delivery shall be effected by hand delivery or by transmittal by scanned email, telegram or telecopier. Any such notice shall be deemed to have been given on the day of delivery if hand delivered, and on the business day (in the locality of the recipient) following the transmittal thereof if sent by scanned email, telegram or telecopier. Any party hereto may change its address by notice to the others of the parties given in the manner herein provided.

18.4

Time is of the essence of this Agreement and neither the granting of an extension of time by any party nor the failure by any party to insist upon timely performance by the others will be deemed to constitute or imply a waiver of this stipulation.

18.5

This Agreement and the respective representatives, warranties and covenants contained herein shall survive the amalgamation of any party and shall enure to the benefit of and be binding upon the respective heirs, executors, successors, and assigns or the parties hereto.

18.6

The covenants, representations and warranties of the Vendor and the Shareholder herein or in any document delivered in connection with the transactions contemplated hereby shall not merge but shall survive the completion of the purchase and sale herein contemplated and any reorganization, amalgamation, sale or transfer of any of the parties hereto.

18.7

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby and each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by the law.

18.8

This agreement may be executed in counterpart and such counterparts (including any transmitted electronically) shall constitute one and the same instrument and, notwithstanding the date of execution of any counterpart, shall be deemed to be passed on the date set forth above.

18.9

This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any representations, arrangements, understanding or previous agreement between them relating to the subject matter they cover.  Nothing in this clause  operates to limit or exclude any liability for fraud.

18.10

Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

18.11

Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

18.12

No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

18.13

No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

18.14

Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

19.

RIGHT OF FIRST REFUSAL

19.1

If at any time from five (5) years from the Closing Time the Purchaser wishes to sell or otherwise dispose of the AMU to a third party, it shall not do so until it has:

19.1.1

 first secured from such third party a bona fide offer in writing (the “Offer), which it is ready and willing to accept to purchase the AMU for cash or on some other basis which it is reasonably expected could be performed by the Purchaser; and

19.1.2

sent a copy of such Offer (the “Offering Notice”) to the Vendor and Shareholder which Offering Notice shall be deemed to be an offer by the Purchaser to sell the AMU to the Vendor or Shareholder upon the terms and conditions set out in the Offer.

19.2

Following the Offering Notice, the Vendor and Shareholder shall have seven (7) days from the date the Offering Notice is received by the Vendor and Shareholder to agree by notice in writing to the Purchaser that the Vendor will purchase the AMU on the terms and conditions set out in the Offering Notice (the “Acceptance Notice”) and will deposit 10% of the Price offer price as set out in the Offering Notice with the Purchaser. If no notice agreeing to purchase the AMU is received by the Purchaser from the Vendor or Shareholder within such seven (7) day period, the Vendor and Shareholder shall be deemed to have rejected the Offer.

19.3

If the Vendor or Shareholder sends an Acceptance Notice, the Vendor or Shareholder shall be bound to purchase the AMU and Play LA shall be bound to sell the AMU as aforesaid and such purchase and sale of the AMU shall be completed, within sixty (60) days after the date upon which the Offering Notice was given, at which time the purchase price less the 10% deposit paid to the Purchaser on the acceptance of the Offer for the AMU shall be paid by the Vendor on the terms specified in the Offering Notice against delivery of a bill of sale for the AMU together with such consents and approvals as may be necessary to complete the transaction and transfer good title of the AMU to the Vendor.

19.4

 If the Vendor or Shareholder sends an Acceptance Notice, the Vendor or Shareholder shall be bound to purchase the AMU and Play LA shall be bound to sell the AMU as aforesaid and such purchase and sale of the AMU shall be completed, within sixty (60) days after the date upon which the Offering Notice was given, at which time the purchase price less the 10% deposit paid to the Purchaser on the acceptance of the Offer for the AMU shall be paid by the Vendor on the terms specified in the Offering Notice against delivery of a bill of sale for the AMU together with such consents and approvals as may be necessary to complete the transaction and transfer good title of  the AMU to the Vendor. If the Vendor or Shareholder sends an Acceptance Notice, the Vendor or Shareholder shall be bound to purchase the AMU and Play LA shall be bound to sell the AMU as aforesaid and such purchase and sale of the AMU shall be completed, within sixty (60) days after the date upon which the Offering Notice was given, at which time the purchase price less the 10% deposit paid to the Purchaser on the acceptance of the Offer for the AMU shall be paid by the Vendor on the terms specified in the Offering Notice against delivery of a bill of sale for the AMU together with such consents and approvals as may be necessary to complete the transaction and transfer good title of  the AMU to the Vendor.

19.5

If the Vendor does not exercise its aforesaid right to acquire the AMU, then the Purchaser shall have the right to sell the AMU to any other person.

19.6

If the Purchaser agrees to sell the AMU to a third party pursuant to the provisions of this Clause 19, it shall immediately notify the Vendor and Shareholder of such agreement.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTED by Play LA Inc. /s/ David Hallonquist Authorized Signatory David Hallonquist Print Name CEO Office Held	) ) ) ) ) ) ) ) ) )

EXECUTED by Chongster Ltd. /s/ Jonathan Chong Authorized Signatory Jonathan Chong Print Name Director Office Held	) ) ) ) ) ) ) ) ) )

SIGNED, SEALED & DELIVERED by Jonathan Chong in the presence of: Leow Leen Mae Name Flat 8, 12 The Waldrons Address Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Jonathan Chong JONATHAN CHONG

Schedule 1 – Documents to be Delivered and Executed at Closing

Part 1.

What the Vendor shall deliver to the Purchaser at Closing

At Closing the Vendor shall transfer the domain to the Purchaser, and execute and deliver to the Purchaser all deeds, bills of sale, transfers and assignments in form and substance acceptable to the Purchaser as the Purchaser may reasonably require and as are necessary effectively to vest good and marketable title to the AMU in the Purchaser, free and clear of all liens, charges, mortgages, encumbrances, rights or liabilities or every nature and kind whatsoever, except as provided in this Agreement; and will deliver all such other documents as may be required to be delivered to the Purchaser, and the Purchaser will make payment to the Vendor as herein provided, and will furnish such other material as may be required to be furnished by it at that time.

Part 2.

What the Purchaser  shall deliver to the Vendor and/or Shareholder at Closing

At Closing, the Purchaser shall deliver or cause to be delivered to the Vendor;

(a)

 executed share certificates in favour of Vendor

(b)

 the executed  Escrow Agent ; and

(c)

Share certificates representing shares in the capital stock of the Purchaser and registered in the name of David C. Hallonquist  endorsed for transfer in blank in respect of the Company shares forming security for the payment of the unpaid Purchase Price under clause 4.1

Schedule 2 –

Equipment Lease Agreements

NIL

Schedule 3 –

Hosting Lease Agreement – Sample Invoice

Schedule 4

 Escrow Agreement